Exhibit 4.2
October 16, 1998




Mr. Roland Frautschi
Chief Financial Officer
Goodrich Petroleum Corporation
333 Texas Street, Suite 1350
Shreveport, LA  71101-2300

Re: Credit Agreement by and between Patrick Petroleum Corporation of Michigan ("Borrower") and Compass Bank-Houston ("Lender"), dated August 16, 1995 (as subsequently amended, restated or supplemented, the "Credit Agreement").

Dear Roland:

Pursuant to Section 2.7(b) of the Credit Agreement, Lender has increased the Borrowing Base applicable to the Borrower's Revolving Line of Credit to a level of $31,000,000, effective upon the preparation and execution of appropriate documentation. Subject to the terms and conditions of the Credit Agreement (including Sections 2.7(b)(c)(d)), this Borrowing Base shall remain in effect until the next Borrowing Base review date, which is currently scheduled for January 1, 1999.

In addition, effective upon your acknowledgement of this letter, Section 6.11 of the Credit Agreement shall be amended to read as follows:

         "6.11 Consolidated Tangible Net Worth. Permit Consolidated Tangible Net Worth at any time to be less than $6,000,000 plus, for all fiscal quarters ending on or after September 30, 1998, 50% of positive Consolidated Net Income and 100% of all cash equity proceeds."

Please note that all capitalized terms used but not defined herein shall have the meanings attributed thereto in the Credit Agreement.

Please acknowledge your agreement and acceptance of the foregoing by initialing page one of this document and executing page two in the space provided below. Kindly return the signed original to my attention at the address indicated below, along with a check in the amount of $12,5000, which represents a facility fee pursuant to Section 2.10 of the Credit Agreement. In the interim, I would appreciate it if you would forward a copy of the executed document to my attention via facsimile at (713) 968-8292.

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                                                                        Page Two
Sincerely,
COMPASS BANK - HOUSTON


By:       /s/  Allison Hammer
-----------------------------
          Allison Hammer
          Vice President


AGREED TO AND ACCEPTED AS OF THIS 16TH DAY OF OCTOBER, 1998:

GOODRICH PETROLEUM COMPANY OF LOUISIANA



By:       /s/  Roland L. Frautschi
----------------------------------
          Roland L. Frautschi
          Chief Financial Officer



GOODRICH PETROLEUM CORPORATION


By:       /s/ Roland L. Frautschi
---------------------------------
          Roland L. Frautschi
          Chief Financial Officer


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